Exhibit 10.28

Description of 2010 Compensation Arrangements for

Certain Named Executive Officers of Fortune Brands, Inc.

Description of 2010 base salaries, annual executive incentive bonuses and long-term incentive awards for certain named executive officers, constituting Exhibit 10.28 to the Annual Report on Form 10-K of Fortune Brands, Inc., for the fiscal year ended December 31, 2009.

Base Salaries

Executive Officer	2010 Salary
Bruce A. Carbonari	$1,133,000
Mark Hausberg	$376,000
Christopher J. Klein	$700,000
Patrick J. Koley	$416,000
Craig P. Omtvedt	$649,000
Mark A. Roche	$538,000

Annual Executive Incentive Bonus

On February 22, 2010, the Compensation and Stock Option Committee (the “Committee”) of the Company’s Board of Directors established performance goals under the Company’s Annual Executive Incentive Compensation Plan for 2010. The Plan covers officers of the Company holding the office of Vice President or a more senior office. The Committee established as a performance goal an incentive pool of 2.5% of 2010 adjusted net income (defined generally as the Company’s net income from continuing operations) from which bonuses will be paid. The Committee allocated a percentage of the pool to each participant in the plan.

After 2010 adjusted net income is determined, the Committee will approve the actual bonuses. The Committee has discretion to award bonuses that are less than the percentage of the pool allocated to each participant, and generally approves bonuses that range from 0% to 200% of a target bonus amount. The target bonus amount is a percentage of base salary. The percentage of the target bonus amount awarded is based primarily on the Company’s earnings per share results, but in no event can bonuses exceed a participant’s allocated percentage of the pool.

The allocated percentage of the pool is: 32% for Bruce A. Carbonari, Chairman of the Board and Chief Executive Officer; 4.5% for Mark Hausberg, Senior Vice President – Finance and Treasurer; 6.5% for Patrick J. Koley, Senior Vice President – Strategy and Business Development; 12% for Craig P. Omtvedt, Senior Vice President and Chief Financial Officer; and 8% for Mark A. Roche, Senior Vice President, General Counsel and Secretary. The target bonus amount is: 130% for Mr. Carbonari; 50% for Mr. Hausberg; 60% for Mr. Koley; 75% for Mr. Omtvedt; and 60% for Mr. Roche.

On February 22, 2010, the Committee established performance goals under the annual bonus plan for Fortune Brands Home & Security LLC (“Home & Security,” the Company’s home and security subsidiary) for Christopher J. Klein, Home & Security’s President and Chief Executive Officer. The Plan covers executives of Home & Security. The percentage of the target bonus amount awarded is based on the weighted average operating income and working capital efficiency achieved by each Home and Security operating company during 2010. Mr. Klein’s target bonus is 75% of his base salary. The Committee generally approves bonuses that range from 0% to 200% of a target bonus amount.

Long-Term Incentive Plan

Performance Awards

On February 22, 2010, the Committee granted performance awards to named executive officers for the 2010-2012 performance period contingent upon certain performance goals being met. Named executive officers will be paid the target number of shares if the Company achieves 100% of the target average annual return on invested capital and cumulative earnings per share. An additional amount of shares will be paid if the Company exceeds the goals, but the maximum number of shares paid will not exceed 150% of the target amount. If the minimum goals are not achieved, no shares will be paid.

The target number of shares is: 49,500 for Mr. Carbonari; 4,500 for Hausberg; 15,100 for Mr. Klein; 6,100 for Mr. Koley; 18,200 for Mr. Omtvedt; and 12,000 for Mr. Roche.

Restricted Stock Units

On February 22, 2010, the Committee granted restricted stock unit awards (“RSUs”) to named executive officers for the 2010-2012 performance period. Each RSU represents the contingent right to receive one share of the Company’s common stock. Full payment of the RSUs will be made if (a) the named executive officer remains employed with the Company through January 31, 2013 and for the named executive officers subject to Section 162(m) of the Internal Revenue Code, certain performance goals are met; or (b) if the named executive officer retires and complies with a non-compete provision during the performance period and for the named executive officers subject to Section 162(m), certain performance goals are met; or (c) in the event of the named executive officer’s death or disability. The number of restricted stock units granted was: 41,900 for Mr. Carbonari; 3,800 for Hausberg; 12,800 for Mr. Klein; 5,200 for Mr. Koley; 15,400 for Mr. Omtvedt; and 10,200 for Mr. Roche.

Stock Options

On February 22, 2010, the Committee granted stock options to named executive officers. The stock options vest in three equal annual installments beginning on February 22, 2011 and will expire on February 22, 2017. The exercise price of the stock options granted was $43.67, the closing price of the Company’s common stock on the date of grant. The number of stock options granted was: 139,400 for Mr. Carbonari; 12,700 for Mr. Hausberg; 42,600 for Mr. Klein; 17,100 for Mr. Koley; 51,300 for Mr. Omtvedt and 33,800 for Mr. Roche.

Cash Long-Term Incentive

On February 22, 2010, the Committee granted a cash long-term incentive award to Mr. Klein for the 2010-2012 performance period, contingent upon certain performance goals being met. Mr. Klein was awarded 1,000 long-term incentive units, with a value of $400 per unit, to be paid in cash if the target performance goals are achieved. The target goal is based on the weighted average operating income and return on net tangible assets achieved by each home and security operating company during the performance period. An additional amount per unit will be paid if the Home and Security business unit exceeds the goals, but the maximum total award will not exceed 250% of the target goal. If the minimum goals are not achieved, no award will be paid. Mr. Klein is the only named executive officer eligible for this long-term incentive.